NEWS RELEASE - CORRECTED	OCTOBER 13, 2005
For additional information, contact:
Larry D. Barbour, President and CEO, (919) 645-2703 or
Kirk Whorf, Executive Vice President and Chief Financial Officer
kwhorf@northstatebank.com, (919)645-2707

NORTH STATE BANCORP REPORTS RECORD EARNINGS

FOR THIRD QUARTER 2005

Raleigh, NC. . .For the quarter ended September 30, 2005, North State Bancorp [OTC-BB: NSBC] (the “Company”), the holding company for North State Bank, reported net income of $717,000 or $0.23 per diluted share, compared to $397,000, or $0.13 per diluted share, for third quarter 2004, an increase of 80.6%. For the nine months ended September 30, 2005, the Company reported net income of $1.76 million, compared to net income of $951,000 in 2004 for the same period, an increase of 85.1%. Earnings per diluted share for the nine months ended for 2005 and 2004 were $0.57 and $0.32, respectively. Earnings per share figures take into consideration the Company’s recently announced 12-for-10 stock split.

Total assets for North State Bancorp as of September 30, 2005, were $373.1 million, compared to total assets of $298.4 million at September 30, 2004, an increase of 25.0%.

Total deposits for North State Bank at September 30, 2005, were $334.8 million and total loans were $273.7 million, compared to total deposits of $256.6 million and total loans of $230.9 million reported at September 30, 2004, increases of 30.5% and 18.5%, respectively.

“Our focus has remained on providing total banking relationships to professional firms, professionals, property management companies, churches, businesses and individuals in Wake County who value mutually beneficial banking relationships,” said Larry D. Barbour, president and CEO of North State Bank. “Through these customer relationships, we have grown core deposits and a strong loan portfolio. It is our firm belief we will continue to operate strongly and profitably for the balance of this year and beyond, as we focus on sound and profitable growth.”

Founded in 2000, North State Bank is a full-service community bank, currently serving Wake County through five offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC, with plans for a full-service office to open there in 2006.

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Stock Symbol: OTC-BB: NSBC	www.northstatebank.com

The information as of and for the quarter and nine months ended September 30, 2005 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.